EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-264495, 333-262195, 333-254370, 333-250094, 333-240187, 333-239887, 333-237701, 333-237096, 333-230332, 333-227696, 333-227552, 333-267443, 333-269491, 333-269612, 333-273351, 333-271388, and 333-270919) of Catheter Precision, Inc. (formerly, Ra Medical Systems, Inc.) (the “Company”) of our report dated March 28, 2023, relating to our audit of the Company’s financial statements as of December 31, 2022, and for the year then ended, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ HASKELL & WHITE LLP
HASKELL & WHITE LLP

Irvine, California

March 29, 2024